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  80
                                                                    EXHIBIT 11.3
                           ETHYL CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF PRO-FORMA EARNINGS PER SHARE
                          for the year ended December 31, 1994
                         (In thousands except per share amounts)



At the close of business on February 28, 1994, Ethyl completed the spin-off of its wholly owned subsidiary, Albemarle, in the form of a tax-free stock dividend.  Following the spin-off, Albemarle owns directly or indirectly, the olefins and derivatives, bromine chemicals and specialty chemical businesses formerly owned directly or indirectly by the
Company.  As a result of the aforementioned distribution, the Company believes that the following PRO FORMA financial information is important to enable the reader to obtain a meaningful understanding of the Company's results of operations.  The PRO FORMA information is presented to illustrate the estimated effects of the distribution of
Albemarle on Ethyl on a stand-alone basis and may not necessarily reflect the future results of operations of Ethyl or what the earnings or results of operations of Ethyl would have been had Albemarle operated as a separate, independent company.



                                                           1994
                                                          -------
Pro-forma net income                                      $91,479


Average number of shares of common stock outstanding      118,427

Shares issuable upon the assumed exercise of
   outstanding stock options (1)                               24
                                                          -------
Shares of common stock and common stock
   equivalents (1) (2)                                    118,451
                                                          =======

Pro-forma earnings per share (3)                            $0.78
                                                          =======

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Notes:

(1)   For fully-diluted earnings per share, the shares issuable upon the assumed exercise of outstanding stock options would be 26 and the shares of common stock equivalents would have been 118,453.

(2)   To determine the average number of shares of common stock and common stock equivalents, the average number of common shares and common stock equivalents outstanding (actual or assumed for equivalents) during each month were added together and the sum was then divided by 12.

(3) Primary earnings per share and fully-diluted earnings per share are the same amounts.

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